Exhibit (d)(2)

CONFIDENTIALITY AGREEMENT

THIS CONFIDENTIALITY AGREEMENT (the “Agreement”) is made as of June 14, 2013 by and between Greenway Medical Technologies, Inc., a Delaware corporation (“Greenway”), and Vista Equity Partners III, LLC (“Vista”).

1. Purpose. Greenway and Vista wish to explore a potential negotiated transaction under which each may disclose its or its Affiliates’ Confidential Information to the other. Each party is willing to furnish such information to the other for the sole and only purpose of facilitating the evaluation and negotiation of such negotiated transaction and only pursuant to the terms of this Agreement.

2. Definitions. As used in this Agreement:

“Affiliate” of a Person shall mean any other Person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with such Person.

A party’s “Associates” shall mean such party’s subsidiaries and the respective directors, officers, employees, agents, representatives, consultants, accountants, attorneys and advisors of such party and its subsidiaries. Associates shall also not include any potential principal, co-investor, co-bidder, provider of equity capital that is not any equity fund managed by Vista, any proposed joint buyer in a potential negotiated transaction with Greenway or a debt financing source that is not pre-approved in writing (e-mail permissible) by Greenway, which pre-approval may be conditioned upon, among other things, the execution of separate confidentiality agreements with Greenway. For the avoidance of doubt, notwithstanding anything herein to the contrary, Vista shall not be allowed to disclose any Confidential Information to Vitera Healthcare Solutions, Inc. without the prior written consent of the Company.

“Confidential Information” means

(i) all information conveyed to a party hereto or its Associates by or on behalf of the disclosing party or its Associates, including, but not limited to, that which relates to technical data, research, product plans, products, services, employees, suppliers, customers, markets, software, know-how, developments, inventions, processes, designs, drawings, engineering, hardware configuration information, patent applications, test results, marketing, finances, notes, analyses, business plans or studies and all tangible and intangible embodiments thereof of any kind whatsoever, whether conveyed in writing or orally or by any other medium. Without limiting the generality of the foregoing, Confidential Information shall include all information which due to its nature would cause a reasonable person to know that it is confidential and proprietary to the disclosing party;

(ii) any memorandum, analysis, compilation, summary, interpretation, study, report or other document, record or material that is or has been prepared by or for the recipient or any of its Associates and that contains, reflects, interprets or is based directly or indirectly upon any information of the type referred to in clause “(i)” of this definition (collectively, “Analyses”);

(iii) the existence and terms of this letter agreement, and the fact that information of the type referred to in clause “(i)” of this sentence has been made available to the recipient or any of its Associates; and

(iv) the fact that discussions or negotiations are or may be taking place with respect to a potential negotiated transaction involving the parties hereto, and the proposed terms of any such transaction.

Confidential Information does not include information which: (i) is in the possession of the receiving party or the receiving party’s Associates prior to the time of disclosure; provided that the source of such information was not known by the receiving party or the receiving party’s Associates to be bound by a confidentiality agreement with respect to such information or was not otherwise in violation of any applicable legal requirement with respect to the disclosure of such information; (ii) prior to or after the time of disclosure, becomes generally available to the public, not as a result of any inaction or action of the receiving party or its Associates; (iii) is approved for release by the disclosing party in writing; (iv) was or becomes available to the receiving party or the receiving party’s Associates on a non-confidential basis from a source other than Greenway, provided that such source is not known by the receiving party or the receiving party’s Associates to be bound by a confidentiality agreement; or (v) is independently developed by the receiving party or its Associates without knowledge of the disclosing party’s Confidential Information.

“Greenway Acquisition Transaction” shall mean (i) the commencement (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended) of a tender or exchange offer by a third party for at least 50% of the outstanding capital stock of Greenway or any direct or indirect subsidiary of Greenway, (ii) the commencement by a third party of a proxy contest with respect to the election of any directors of Greenway, (iii) any sale, license, lease, exchange, transfer, disposition or acquisition of any portion of the business or assets of Greenway or any direct or indirect subsidiary of Greenway or (iv) any merger, consolidation, business combination, share exchange, reorganization, restructuring or similar transaction or series of related transactions involving Greenway or any direct or indirect subsidiary of Greenway.

“Person” shall mean any individual, corporation, limited liability company, partnership, or other business entity, tribunal or governmental authority.

3. Nondisclosure of Confidential Information; No Liability.

(a) Each of Greenway and Vista agrees to maintain in trust and confidence the Confidential Information disclosed to it by the other party or its Associates, and not to use such Confidential Information for its own use or for any purpose except solely to carry out discussions concerning, and the undertaking of, any negotiated business transaction between the parties (a “Negotiated Transaction”). Subject to Section 4 below, neither party will disclose any Confidential Information of the other party to third parties except those Associates of such party who have a good faith need to know the information in order to carry out the discussions of a contemplated Negotiated Transaction. Each party has informed or will inform those Associates of such party to whom Confidential Information of the other party is disclosed or who have access to Confidential Information of the other party of the existence of this Agreement and such party’s obligations under this Agreement with respect to Confidential Information. A breach of the confidentiality terms of this Agreement by any Associate of a party shall be deemed a breach of this Agreement by such party, and each party will (at its own expense) take all reasonable actions necessary to restrain its Associate from making any unauthorized use or disclosure of any Confidential Information. Each party agrees that it will take all reasonable measures to protect the secrecy of and avoid disclosure or use of Confidential Information of the other party in order to prevent it from falling into the public domain or the possession of Persons other than those Persons authorized hereunder to have any such information, which measures shall include the highest degree of care that either party utilizes to protect its own Confidential Information of a similar nature. Greenway acknowledges that Vista and/or its Affiliates are engaged in the purchase and acquisition of, and investment in, software and technology-enabled companies. Accordingly, for clarity, absent a breach of any provision herein, the mere purchase or acquisition of, or investment in, any other company by Vista or its Affiliates will not in and of itself be deemed to be a breach of this Agreement.

(b) Neither this Agreement nor any action taken prior to or in connection with this Agreement will give rise to any obligation on the part of Greenway or Vista (i) to engage in any discussions or negotiations with the other party or with any of the other party’s Associates or (ii) to pursue or enter into any transaction of any nature with the other party. Each party acknowledges that neither the other party nor any of its Associates makes any express or implied representation or warranty as to the accuracy or completeness of the Confidential Information, or that it has provided the other party with all of the information such party has requested. Except as may be provided in a definitive written agreement with respect to a Negotiated Transaction between the parties, if any, (A) Vista agrees that neither Greenway nor its Associates shall have any liability to Vista or any of its Associates resulting from the use of the Confidential Information by Vista or its Associates or their reliance thereon, and (B) Greenway agrees that neither Vista nor its Associates shall have any liability to Greenway or any of its Associates resulting from the use of the Confidential Information by Greenway or its Associates or their reliance thereon. Each party agrees that unless and until a definitive written agreement with respect to a Negotiated Transaction has been executed and delivered (if ever), neither party is under any legal obligation or liability of any kind whatsoever with respect to any transaction between the parties whatsoever (including, but not limited by virtue of any written or oral expressions of interest by their respective Associates), other than the parties’ obligations to each other under this Agreement.

(c) Trading Securities. Each party receiving Confidential Information acknowledges that it is aware (and that the respective Associates are aware or will be advised by the recipient) that Confidential Information being furnished may contain material, non-public information regarding the provider and that the United States securities laws prohibit any Person who has such material, non-public information from purchasing or selling securities of the provider on the basis of such information or from communicating such information to any Person under circumstances in which it is reasonably foreseeable that such Person is likely to purchase or sell such securities on the basis of such information.

4. Mandatory Disclosure. In the event that a party hereto or its Associates become legally compelled under the United States securities laws or as may be required by the Securities and Exchange Commission or in a proceeding before a court, arbitrator or administrative agency to disclose (A) any portion of the Confidential Information of the other party, (B) that such Confidential Information has been made available to such party or its Associates, (C) that discussions or negotiations between the parties hereto and their respective Associates are taking place, or (D) any of the terms, conditions or other facts with respect to any transaction between the parties hereto, including the status thereof, then such party will, and will cause its Associates to, provide the other party with prompt advance notice (to the extent permitted by law and reasonably practicable) of such legal compulsion and its intent to disclose any Confidential Information of the other party, and shall delay disclosure (to the extent permitted by law), if and to the extent practicable, until the other party has had an opportunity to seek a protective order or other appropriate remedy or to waive compliance by such party and/or its Associates with the relevant provisions of this Agreement. Each party also agrees, to the extent permitted by law, to provide the other party, reasonably far in advance of making any such disclosure, with copies of any Confidential Material that it intends to disclose (and, if applicable, the text of the disclosure language itself) and to reasonably cooperate with the other party, at the expense of the other party, in order to seek to obtain a protective order, if available, and to take any other legally available steps to limit such disclosure. In the event that a protective order or other remedy is not obtained in such a proceeding, or the party whose Confidential Information is at issue fails to waive compliance with the relevant provisions of this Agreement, the other party agrees that it will, and will cause its Associates to, disclose only that Confidential Information which its counsel advises (except that no advice of counsel shall be required in the case of oral testimony where (X) it is impracticable to obtain such advice and (Y) counsel has advised the testifying witness of the obligations imposed by this Section 4 prior to his or her testimony) is legally required to be disclosed and will exercise its best efforts, and will cause its Associates to exercise their best efforts, at the request and expense of the party whose Confidential Information is at issue, to reasonably cooperate with the party whose Confidential Information is at issue to obtain reliable assurance that confidential treatment will be accorded the Confidential Information which is so disclosed. Any documented reasonable out-of-pocket expenses incurred by the receiving party or the receiving party’s Associates in providing such assistance shall be paid or reimbursed by the disclosing party within 10 business days of the receiving party or the receiving party’s Associates providing the disclosing party notice of such expenses. Each party hereto acknowledges that it is aware (and that its Associates who are apprised of this matter have been advised) of their obligations under the United States securities laws.

5. Return or Destruction of Materials. Promptly upon written request by the disclosing party, the receiving party will, and will cause its Associates to, destroy or deliver, the choice whether to return or destroy shall be at the receiving party’s sole discretion, to the disclosing party any written Confidential Information of the disclosing party and all copies or modifications thereof, except for that portion of the Confidential Information which consists of Analyses prepared by or for the receiving party or its Associates, without retaining any copy thereof, except to the extent stored as automated electronic back-up data in the ordinary course of business; provided that only the receiving party’s and its Associates’ whose functions are primarily information technology duties (e.g., for purposes of system recovery) may access such data. Notwithstanding anything herein to the contrary, the receiving party and the receiving party’s Associates may keep one copy of the Confidential Information (in electronic or paper form) for archival purposes only to the extent required by any applicable law, regulation or document retention policy. That portion of the Confidential Information or any modification thereof which consists of Analyses prepared by or for the receiving party or its Associates and that is not returned to the other party shall be destroyed and no copy thereof shall be retained and such receiving party shall certify in writing that such destruction has occurred. Notwithstanding the return or destruction of Confidential Information pursuant to this Section 5 by either party, such party and its Associates will continue to be bound by their confidentiality obligations and other obligations under this Agreement for the term of this Agreement and shall not, following the term of this Agreement, access such information for any purpose other than to destroy or delete it or as may be required by applicable law, governmental regulation or bona fide document retention policy implemented to comply with law or governmental regulation.

6. No License Granted; Privileged Information. Nothing in this Agreement is intended to grant any rights to either party under any patent, copyright, trade secret or other intellectual property right nor shall this Agreement grant either party any rights in or to the other party’s Confidential Information, except the limited right to review such Confidential Information solely for the purposes of determining whether to enter into the proposed business combination between the parties. To the extent that any Confidential Information includes materials or other information that may be subject to the attorney-client privilege, work product doctrine or any other applicable privilege or doctrine concerning any Confidential Information or any pending, threatened or prospective action, suit, proceeding, investigation, arbitration or dispute, it is acknowledged and agreed that the parties have a commonality of interest with respect to such Confidential Information or action, suit, proceeding, investigation, arbitration or dispute and that it is the parties’ mutual desire, intention and understanding that the sharing of such materials and other information is not intended to, and shall not, affect the confidentiality of any of such materials or other information or waive or diminish the continued protection of any of such materials or other information under the attorney-client privilege, work product doctrine or other applicable privilege or doctrine. Accordingly, all Confidential Information that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege or doctrine shall remain entitled to protection thereunder and shall be entitled to protection under the joint defense doctrine, and the parties agree to take all measures necessary to preserve, to the fullest extent possible, the applicability of all such privileges or doctrines.

7. Nonpublicity. Neither party hereto shall take, or cause to be taken, any action which might require the other party to make a public announcement regarding the transactions contemplated under this Agreement. By executing and delivering this Agreement each of Vista and Greenway confirms to the other that it is aware and that its Associates have been advised that the federal and state securities laws prohibit any Person who possesses material, non-public information about a company from purchasing or selling securities of such company, so long as such information remains material and non-public.

8. Contact Persons. Any request by a party or any of its Associates to review any of the other party’s Confidential Information must be directed to the individual(s) identified opposite the name of the respective party on Exhibit A or any investment banks or outside legal counsel retained by the party providing the Confidential Information in connection with the potential negotiated transaction (the “Provider Contact Person”). Neither a party receiving Confidential Information nor any of its Associates will contact or otherwise communicate with any other Associate or employee of the providing party in connection with a potential negotiated transaction without the prior written (email permitted) authorization of the respective Contact Person. Exhibit A may be amended only in writing (email permitted) by the parties from time to time.

9. Nonsolicitation of Employees. Vista covenants and agrees that during the twelve (12)-month period commencing as of the date of this Agreement, with respect to employees of Greenway or its subsidiaries’ with whom Vista or its Associates have had contact with as a result of the consideration of the Negotiated Transaction, neither Vista nor its subsidiaries will, directly or indirectly, employ Greenway’s or its subsidiaries’ then current employees or, solicit, recruit or encourage any of Greenway’s or its subsidiaries’ then-current employees to terminate their employment with Greenway or its subsidiaries; provided, however, that this Section 9 will not prevent Vista from (A) causing to be placed any general advertisements in newspapers and/or other media of general circulation (including without limitation advertisements posted on the Internet) that is not targeted specifically at the then-current employees of Greenway or its subsidiaries; (B) contacts Vista on his or her own initiative without any direct or indirect solicitation; or (C) engaging any recruiting firm or similar organization to identify and solicit persons for employment on behalf of Vista, so long as such recruiting firm or organization is not, directly or indirectly, asked, suggested or instructed to target any then-current employees of Greenway or its subsidiaries.

10. Co-Bidders and Financing Sources. Without limiting anything in this Agreement, Vista agrees that neither Vista nor its Associates on behalf of or at the direction of Vista will directly or indirectly (i) approach or team, co-venture, club or otherwise partner with any person or firm that may be interested in participating in a transaction with Greenway as a principal, co-investor, co-bidder or financing source or (ii) engage in any discussions which might lead to, or enter into, any agreement, arrangement or understanding with any such person or firm. Notwithstanding anything herein to the contrary, upon prior written approval of Greenway (which the parties acknowledge may be conditioned upon the execution of a separate confidentiality agreement with Greenway), Vista may share Confidential Information with any potential debt financing sources to be used by Vista in connection with a potential negotiated transaction between the parties, provided that any such debt financing source enters into a confidentiality agreement with Vista that include obligations relating to Greenway’s Confidential Information, securities and employees that are at least as restrictive as the obligations in this Agreement.

11. Standstill.

(a) During the 12-month period commencing on the date of this Agreement, except pursuant to a negotiated transaction with Vista approved by the board of directors of Greenway, neither Vista nor any of its subsidiaries will, in any manner, directly or indirectly:

(i) make, effect, initiate, cause or participate in (A) any acquisition of beneficial ownership of any securities of Greenway or any securities of any subsidiary or other

Affiliate of Greenway, (B) any acquisition of any assets of Greenway or any assets of any subsidiary or other Affiliate of Greenway, (C) any tender offer, exchange offer, merger, business combination, recapitalization, restructuring, liquidation, dissolution or extraordinary transaction involving Greenway or any subsidiary or other Affiliate of Greenway, or involving any securities or assets of Greenway or any securities or assets of any subsidiary or other Affiliate of Greenway, or (D) any “solicitation” of “proxies” (as those terms are used in the proxy rules of the Securities and Exchange Commission) or consents with respect to any securities of Greenway;

(ii) form, join or participate in a “group” (as defined in the Securities Exchange Act of 1934 and the rules promulgated thereunder) with respect to the beneficial ownership of any securities of Greenway;

(iii) act, alone or in concert with others, to seek to control or influence the management, board of directors or policies of Greenway;

(iv) take any action which could be reasonably likely to force Greenway to make a public announcement regarding any of the types of matters set forth in clause “(i)” of this sentence;

(v) agree or offer to take, or encourage or propose (publicly or otherwise) the taking of, any action referred to in clauses “(i)”, “(ii)”, “(iii)”, or “(iv)” of this sentence;

(vi) assist, induce or encourage any other Person to take any action referred to in clauses “(i)”, “(ii)”, “(iii)”, or “(iv)” of this sentence; or

(vii) enter into any discussions or arrangements with any third party with respect to the taking of any action referred to in clauses “(i)”, “(ii)”, “(iii)”, or “(iv)” of this sentence.

(b) Notwithstanding any provision of Section 11(a) to the contrary, the provisions of Section 11(a) shall terminate and be of no further force and effect in the event (i) any Person or “group” (as defined in the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder) shall have commenced a Greenway Acquisition Transaction, or (ii) the board of directors of Greenway shall have endorsed, approved, recommended, or resolved to endorse, approve or recommend a Greenway Acquisition Transaction. All of the provisions of Section 11(a) shall be reinstated and shall apply in full force according to their terms in the event that: (i) if the provisions of Section 11(a) shall have terminated as the result of a tender offer, such tender offer (as originally made or as amended or modified) shall have terminated (without closing) prior to the commencement of a tender offer by Vista or any of its Associates that would have been permitted to be made pursuant to the first sentence of this Section 11(b) as a result of such third-party tender offer; (ii) any tender offer by Vista or any of its Associates (as originally made or as extended or modified) that was permitted to be made pursuant to this Section 11(b) shall have terminated (without closing); or (iii) if the provisions of Section 11(a) shall have terminated as a result of any action by the board of directors of Greenway referred to in clause (ii) of the first sentence of this Section 11(b), the board of directors of Greenway shall have determined not to take any of such actions (and no such transaction considered by the board of directors of Greenway shall have closed) prior to the commencement of a tender offer by Vista that would have been permitted to be made pursuant to this Section 11(b) as a result of the initial determination of the board of directors of Greenway referred to in clause (ii) of the first sentence of this Section 11(b), unless prior to such determination by the board of directors of Greenway not to take any such actions, any event referred to in clause (i) of the first sentence of this Section 11(b) shall have occurred. Upon reinstatement of the provisions of Section 11(a), the provisions of this Section 11(b) shall continue to govern in the event that any of the events described in clauses (i) and (ii) of the first sentence of this Section 11(b) shall occur. Upon the closing of any tender offer for or acquisition of any securities of Greenway or rights or options to acquire any such securities by Vista or any of its Associates that would have been prohibited by the provisions of Section 11(a) but for the provisions of this Section 11(b), all provisions of Section 11(a) and 11(b) shall terminate.

(c) Notwithstanding anything to the contrary contained in this paragraph, you shall not be restricted from purchasing (nor shall you be restricted from assisting or encouraging any investment funds affiliated with you from purchasing) up to 2% of Greenway’s outstanding securities in open market transactions or otherwise solely for passive investment purposes. Vista represents that it does not own any securities as of the date hereof.

12. Term. Except as expressly provided in Sections 9 or 11, the covenants and commitments of either party in this Agreement shall survive any termination of discussions between the parties, and shall continue for twelve (12) months from the date of this Agreement; provided, however, that such covenants and commitments shall continue with respect to Confidential Information that falls within the definition of “trade secrets” under applicable laws for so long as the relevant Confidential Information retains its status as a trade secret under such laws.

13. Successors and Assigns; Waiver and Amendment. The provisions of this Agreement shall inure to the benefit of and be binding upon Vista, Greenway and their respective Associates, Affiliates, successors and assigns, including any successor to Vista or Greenway of substantially all of Vista’s or Greenway’ assets or business, by merger, consolidation, purchase of assets, purchase of stock or otherwise. No failure or delay by either party in exercising any right, power or privilege under this Agreement will operate as a waiver thereof, and no single or partial exercise of any such right, power or privilege will preclude any other or future exercise thereof or the exercise of any other right, power or privilege under this Agreement. No provision of this Agreement can be waived or amended except by means of a written instrument that is validly executed on behalf of each of the parties and that refers specifically to the particular provision or provisions being waived or amended.

14. Governing Law and Jurisdiction. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware (without regard to principles of conflict of laws), and shall be binding upon the parties hereto in the United States and worldwide. Each party: (a) irrevocably and unconditionally consents and submits to the jurisdiction of the state and federal courts located in New York City, NY for purposes of any action, suit or proceeding arising out of or relating to this Agreement; (b) agrees that service of any process, summons, notice or document by U.S. registered mail to the address set forth at the end of this Agreement shall be effective service of process for any action, suit or proceeding brought against such party; (c) irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of or relating to this letter agreement in any state or federal court located in New York City, NY; and (d) irrevocably and unconditionally waives the right to plead or claim, and irrevocably and unconditionally agree not to plead or claim, that any action, suit or proceeding arising out of or relating to this Agreement that is brought in any state or federal court located in New York City, NY has been brought in an inconvenient forum.

15. Remedies; Severability. Each party agrees and acknowledges that any such violation or threatened violation will cause irreparable injury to the other party and that, in addition to any other remedies that may be available, in law, in equity or otherwise, the other party shall be entitled to obtain injunctive relief against the threatened breach of this Agreement or the continuation of any such breach The equitable remedies referred to above will not be deemed to be the exclusive remedy for a breach of this Agreement, but rather will be in addition to all other remedies available at law or in equity to the parties. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. In the event of a final, non-appealable order by a court of competent jurisdiction relating to a breach of this Agreement, the non-prevailing party shall reimburse the prevailing party the reasonable legal fees such prevailing party has incurred in connection with such litigation, including any appeal there from.

16. Counterparts; Entire Agreement. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument. This Agreement constitutes the entire agreement between the parties regarding the subject matter hereof and supersedes any prior agreement between the parties regarding the subject matter hereof.

17. Data Room Usage Agreement. The terms of access by the recipient and the recipient’s Associates of Confidential Information contained in any data room or website shall be superseded by the understandings and agreements contained in this letter agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

GREENWAY MEDICAL TECHNOLOGIES, INC.

By:	/s/ Wyche T. Green, III
Wyche T. Green, III
Chief Executive Officer

Address:

100 Greenway Blvd.
Carrollton, GA 30117

VISTA EQUITY PARTNERS III, LLC

By:	/s/ James P. Hickey
	Name:	James P. Hickey
	Title:	Principal

Address:

2 Prudential Plaza
180 North Stetson Avenue, Suite 4000
Chicago, IL 60601

EXHIBIT A

Greenway:

W. Thomas Green, Jr.

Wyche T. Green, III

James A. Cochran

William G. Esslinger, Jr.

Vista:

Robert Smith

Brian Sheth

Jim Hickey

Mike Fosnaugh

Vince Burkett

John Stalder

Ron Cano

Niki Pezeshki